THE INFORMATION IN THIS PRICING SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DELIVER THESE SECURITIES UNTIL A FINAL PRICING SUPPLEMENT IS DELIVERED. THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


         Subject to Completion, Pricing Supplement dated July 11, 2002

PROSPECTUS Dated June 11, 2002                       Pricing Supplement No. 6 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-83616
Dated June 11, 2002                                      Dated            , 2002
                                                                  Rule 424(b)(3)

                              $
                                 Morgan Stanley
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------

                         BRIDGES(SM) Due July 30, 2009
               Based on the Value of the S&P MidCap 400(R) Index

The BRIDGES will pay the principal amount of $10 at maturity. In addition, the BRIDGES will also pay a supplemental amount if the average value of the S&P MidCap 400(R) Index, which we refer to as the S&P MidCap Index, as determined on seven specified determination dates during the life of the BRIDGES exceeds the initial index value.

o    The principal amount and issue price of each BRIDGES is $10.

o    We will not pay interest on the BRIDGES.

o At maturity, you will receive the principal amount of $10 per BRIDGES plus a supplemental redemption amount equal to the product of (i) $10 times
     (ii) the percentage increase, if any, in the final average index value over the initial index value.

     o    The initial index value will equal      , the closing value of the S&P
          MidCap Index on the day we offer the BRIDGES for initial sale to the public.

     o The final average index value will equal the arithmetic average of the closing values of the S&P MidCap Index on January 30, 2004, January 30, 2005, January 30, 2006, January 30, 2007, January 30, 2008, January 30, 2009 and July 28, 2009.

o If the final average index value of the S&P MidCap Index is less than or equal to the initial index value, you will receive only the principal amount of the BRIDGES and will not receive any supplemental redemption amount.

o Investing in the BRIDGES is not equivalent to investing in the S&P MidCap Index or its component stocks.

o We will apply to list the BRIDGES under the proposed symbol "MCB" on the American Stock Exchange LLC.

You should read the more detailed description of the BRIDGES in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of BRIDGES."

The BRIDGES involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-5.

                            -----------------------

                             PRICE $10 PER BRIDGES

                            -----------------------

                                  Price to           Agent's         Proceeds to
                                   Public          Commissions         Company
                                ----------         -----------       -----------
Per BRIDGES...................      $                   $                 $
Total.........................      $                   $                 $

If you purchase at least 100,000 BRIDGES in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the
price will be $        per BRIDGES (   % of the issue price). In that case, the
Agent's commissions will be $      per BRIDGES.


                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the BRIDGES we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The BRIDGES offered are medium-term debt securities of Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.). The return on the BRIDGES is linked to the performance of the S&P MidCap 400 Index, which we refer to as the S&P MidCap Index. These BRIDGES combine features of debt and equity by offering at maturity 100% protection of the issue price with the opportunity to participate in the upside potential of the underlying S&P MidCap Index.

     "BRIDGES" is our service mark. "Standard and Poor's(R)," "S&P(R)" and "S&P MidCap 400(R)" are trademarks of Standard & Poor's Corporation and have been licensed for use by Morgan Stanley.


Each BRIDGES costs $10        We, Morgan Stanley, are offering you BRIDGES due
                              July 30, 2009 Based on the Value of the S&P
                              MidCap 400 Index. The principal amount and issue price of each BRIDGES is $10.

Payment at Maturity           Unlike ordinary debt securities, the BRIDGES do
                              not pay interest. Instead, at maturity, you will
                              receive the principal amount of $10 per BRIDGES,
                              plus a supplemental redemption amount if the
                              final average index value of the S&P MidCap Index
                              is greater than the initial index value. The
                              initial index value is       , the closing value
                              of the S&P MidCap Index on the day we offer the BRIDGES for initial sale to the public. The final average index value is the arithmetic average of the closing values of the S&P MidCap Index on each of the seven determination dates during the life of the BRIDGES.

                                         100% Principal Protection

                              We will pay you at least $10 at maturity, plus the supplemental redemption amount, if any.

                                      The Supplemental Redemption Amount

                              The supplemental redemption amount will be equal to the product of (i) $10 times (ii) the percentage increase, if any, in the final average index value over the initial index value. If the final average index value is greater than the initial index value, the supplemental redemption amount will be calculated as follows:

                              Supplemental         (Final Average Index Value - Initial Index Value)
                               Redemption  = $10 x ------------------------------------------------
                                 Amount                             Initial Index Value

                                   where,
                                   Initial
                                   Index Value =     the S&P MidCap Index closing value on the day we
                                                     offer the BRIDGES for initial sale to the public

                                   Final Average
                                     Index Value =   the arithmetic average of the S&P MidCap Index closing
                                                     values on each of the Determination Dates as calculated
                                                     by the Calculation Agent on the last Determination Date


                                     PS-3


                                   Determination
                                     Dates =         January 30, 2004, January 30, 2005, January 30,
                                                     2006, January 30, 2007, January 30, 2008, January
                                                     30, 2009 and July 28, 2009, in each case subject to
                                                     adjustment in the event of certain market disruption
                                                     events

                              However, if the final average index value is less than or equal to the initial index value, the supplemental redemption amount will be zero. In that case, you will receive only the principal amount at maturity and will not receive any supplemental redemption amount. The payment to you of the principal amount and the supplemental redemption amount, if any, upon maturity of the BRIDGES will be determined in U.S. Dollars.

                              You can review the historical values of the S&P MidCap Index in the section of this pricing supplement called "Description of BRIDGES--Historical Information." The payment of dividends on the stocks that underlie the S&P MidCap Index is not reflected in the level of the S&P MidCap Index and, therefore, has no effect on the calculation of the payment at maturity.

MS & Co. will be the          We have appointed our affiliate, Morgan Stanley &
calculation agent             Co. Incorporated, which we refer to as MS & Co.,
                              to act as calculation agent for JPMorgan Chase
                              Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial index value, the final average index value, the percentage change in the S&P MidCap
                              Index and the supplemental redemption amount, if any, you will receive at maturity.

Where you can find            The BRIDGES are senior notes issued as part of our
more information on           Series C medium-term note program.  You can find
the BRIDGES                   a general description of our Series C medium-term
                              note program in the accompanying prospectus supplement dated June 11, 2002. We describe the basic features of this type of note in the sections of the prospectus supplement called
                              "Description of Notes--Fixed Rate Notes" and "
                              --Notes Linked to Commodity Prices, Single
                              Securities, Baskets of Securities or Indices."

                              Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the BRIDGES, you should read the "Description of BRIDGES" section in this pricing supplement. You should also read about some of the risks involved in investing in BRIDGES in the section called "Risk Factors." The tax treatment of investments in index- linked notes such as BRIDGES differs from that of investments in ordinary debt securities. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the BRIDGES.

How to reach us               You may contact your local Morgan Stanley branch
                              office or our principal executive offices at 1585
                              Broadway, New York, New York 10036 (telephone number (212) 761- 4000).

                                  RISK FACTORS

     The BRIDGES are not secured debt and, unlike ordinary debt securities, the BRIDGES do not pay interest. Investing in the BRIDGES is not equivalent to investing directly in the S&P MidCap Index. This section describes the most significant risks relating to the BRIDGES. You should carefully consider whether the BRIDGES are suited to your particular circumstances before you decide to purchase them.


BRIDGES are not               The terms of the BRIDGES differ from those of
ordinary senior notes         ordinary debt securities in that we will not pay
                              interest on the BRIDGES. Because the supplemental redemption amount due at maturity may be equal to zero, the return on your investment in the BRIDGES (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the principal amount of each BRIDGES at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.

BRIDGES may not pay           If the final average index value is less than or
more than the principal       equal to the initial index value, you will
amount at maturity            receive only the principal amount of $10 for each
                              BRIDGES you hold at maturity.

BRIDGES may not               There may be little or no secondary market for
be actively traded            the BRIDGES. Although we will apply to list the
                              BRIDGES on the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the BRIDGES, but it is not required to do so.

Market price of the           Several factors, many of which are beyond our
BRIDGES influenced by         control, will influence the value of the BRIDGES,
many unpredictable factors    including:

                              o the value of the S&P MidCap Index at any time and on the specific determination dates

                              o    interest and yield rates in the market

                              o the volatility (frequency and magnitude of changes in value) of the S&P MidCap Index

                              o    economic, financial, political and
                                   regulatory or judicial events that affect the securities underlying the S&P MidCap Index or stock markets generally and which may affect the final average index value

                              o the time remaining to the maturity of the BRIDGES

                              o the dividend rate on the stocks underlying the S&P MidCap Index

                              o    our creditworthiness


                              Some or all of these factors will influence the price that you will receive if you sell your BRIDGES prior to maturity. For example, you may have to sell your BRIDGES at a substantial discount from the principal amount if at the time of sale or on earlier determination dates the S&P MidCap Index is at, below, or not sufficiently above the initial index value or if market interest rates rise.

                              You cannot predict the future performance of the S&P MidCap Index based on its historical performance. We cannot guarantee that the final average index value will be higher than the initial index value so that you will receive at maturity an amount in excess of the principal amount of the BRIDGES.

Investing in the BRIDGES is   Because the final average index value is based on
not equivalent to investing   the closing value of the S&P MidCap Index on the
in the S&P MidCap Index       seven determination dates during the term of the
                              BRIDGES, it is possible for the final average index value to be lower than the initial index value even if the value of the S&P MidCap Index at maturity is higher than the initial index value.

Adjustments to the            Standard & Poor's Corporation, or S&P(R), is
S&P MidCap Index could        responsible for calculating and maintaining the
adversely affect the          S&P MidCap Index. S&P can add, delete or
value of the BRIDGES          substitute the stocks underlying the S&P MidCap
                              Index or make other methodological changes that could change the value of the S&P MidCap Index.
                              S&P may discontinue or suspend calculation or dissemination of the S&P MidCap Index. Any of these actions could adversely affect the value of the BRIDGES.

You have no                   As an owner of BRIDGES, you will not have voting
shareholder rights            rights or rights to receive dividends or other
                              distributions or any other rights with respect to the stocks that underlie the S&P MidCap Index.

Adverse economic interests    As calculation agent, our affiliate MS & Co. will
of the calculation agent      calculate the final average index value and the
and its affiliates may        supplemental amount, if any, we will pay to you at
influence determinations      maturity. We expect that MS & Co. and other
                              affiliates will carry out hedging activities related to the BRIDGES (and possibly to other instruments linked to the S&P MidCap Index or its component stocks), including trading in the stocks underlying the S&P MidCap Index as well as in other instruments related to the S&P MidCap
                              Index. Any of these hedging activities could influence MS & Co.'s determinations as calculation agent. MS & Co. and some of our other subsidiaries also trade the stocks underlying the S&P MidCap Index and other financial instruments related to the S&P MidCap Index on a regular basis as part of their general broker-dealer businesses. Any of these trading activities could potentially affect the value of the S&P MidCap
                              Index and, accordingly, could affect the payout to you on the BRIDGES.

Tax treatment                 You should also consider the tax consequences of
                              investing in the BRIDGES. The BRIDGES will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes, as described in the section of this pricing supplement called "Description of BRIDGES--United
                              States Federal Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield of the BRIDGES even though you will not receive any interest payments on the BRIDGES. In addition, any gain recognized by U.S.
                              taxable investors on the sale or exchange of the BRIDGES generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of
                              BRIDGES--United States Federal Income Taxation" and the section called "United States Federal
                              Taxation--Notes--Notes Linked to Commodity
                              Prices, Single Securities, Baskets of Securities or Indices" in the accompanying prospectus supplement.

                              You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the BRIDGES.

                             DESCRIPTION OF BRIDGES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "BRIDGES" refers to each $10 principal amount of any of our BRIDGES Due July 30, 2009 Based on the Value of the S&P MidCap 400 Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.).

Principal Amount..............     $

Original Issue Date
(Settlement Date )............             , 2002

Maturity Date.................     July 30, 2009, subject to extension in the
                                   event of a Market Disruption Event on the seventh Determination Date for calculating the Final Average Index Value.

                                   If, due to a Market Disruption Event or
                                   otherwise, the seventh Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that seventh Determination Date as postponed. See "--Determination Dates" below.

Specified Currency............     U.S. Dollars

CUSIP.........................     61744Y132

Minimum Denominations.........     $10

Issue Price...................     100%

Interest Rate.................     None

Maturity Redemption Amount....     At maturity, you will receive for each
                                   BRIDGES $10 (the principal amount of the BRIDGES) plus the Supplemental Redemption
                                   Amount, if any.

Supplemental Redemption Amount     We will pay you a Supplemental Redemption
                                   Amount per BRIDGES at maturity equal to the greater of (i) zero and (ii) the product of $10 times the S&P MidCap Index Percent
                                   Change. The Calculation Agent will calculate the Supplemental Redemption Amount on the seventh Determination Date.

                                   The Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Supplemental Redemption Amount, on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date. See "Discontinuance of the S&P MidCap Index; Alteration of Method of Calculation" below.

S&P MidCap Index Percent
Change........................     The S&P MidCap Index Percent Change is a
                                   fraction, the numerator of which will be the Final Average Index Value minus the Initial
                                   Index Value and the denominator of which will be the Initial Index Value. The S&P
                                   MidCap Index Percent Change is described by the following formula:

                               Final Average Index Value - Initial Index Value
                              --------------------------------------------------
                                                Initial Index Value

Initial Index Value...........              , the Index Closing Value on the day
                                   we offer the BRIDGES for initial sale to the public.

Final Average Index Value.....     The arithmetic average of the Index Closing
                                   Values on each of the Determination Dates, as determined by the Calculation Agent.

Index Closing Value...........     The Index Closing Value on any Trading Day
                                   will equal the closing value of the S&P
                                   MidCap Index or any Successor Index (as
                                   defined under "--Discontinuance of the S&P
                                   MidCap Index; Alteration of Method of
                                   Calculation" below) at the regular official weekday close of the principal trading session of the American Stock Exchange LLC
                                   ("AMEX") on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the S&P MidCap Index described under
                                   "--Discontinuance of the S&P MidCap Index;
                                   Alteration of Method of Calculation."

                                   In this "Description of BRIDGES," references to the S&P MidCap Index will include any Successor Index, unless the context requires otherwise.

Determination Dates...........     The Determination Dates will be January 30,
                                   2004, January 30, 2005, January 30, 2006,
                                   January 30, 2007, January 30, 2008, January
                                   30, 2009 and July 28, 2009, in each such case subject to adjustment for Market
                                   Disruption Events as described in the two following paragraphs.

                                   If any of the first six scheduled
                                   Determination Dates is not a Trading Day or if a Market Disruption Event occurs on any such date, such Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding any of the first six scheduled Determination Dates, then (i) such fifth succeeding Trading Day will be deemed to be the relevant Determination Date, notwithstanding the occurrence of a Market Disruption Event on such day, and (ii) with respect to any such fifth Trading Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the S&P MidCap Index on such fifth Trading Day in accordance with the formula for and method of calculating the value of the S&P MidCap Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the S&P MidCap Index.

                                   If July 28, 2009 (the seventh scheduled
                                   Determination Date) is not a Trading Day or if there is a Market Disruption Event on such day, the seventh Determination Date will be the immediately succeeding

                                   Trading Day during which no Market
                                   Disruption Event shall have occurred.

Trading Day...................     A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted on the New York Stock Exchange
                                   ("NYSE"), the AMEX, the Nasdaq National
                                   Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note.............     Book Entry

Senior Note or Subordinated
Note..........................     Senior

Trustee.......................     JPMorgan Chase Bank (formerly known as
                                   The Chase Manhattan Bank)

Agent.........................     Morgan Stanley & Co. Incorporated and its
                                   successors ("MS & Co.").

Market Disruption Event.......     "Market Disruption Event" means, with respect
                                   to the S&P MidCap Index, the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the S&P MidCap Index (or the relevant
                                   Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange;
                                   or a breakdown or failure in the price and trade reporting systems of any Relevant
                                   Exchange as a result of which the reported trading prices for stocks then constituting
                                   20% or more of the level of the S&P MidCap
                                   Index (or the relevant Successor Index)
                                   during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the S&P MidCap Index (or the relevant Successor
                                   Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                                   For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the S&P MidCap Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the S&P MidCap Index shall be based on a comparison of (x) the portion of the level of the S&P MidCap Index attributable to that security relative to (y) the overall level of the S&P MidCap Index, in each case immediately before that suspension or limitation.

                                   For purposes of determining whether a Market
                                   Disruption Event has occurred: (1) a
                                   limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market,
                                   (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,
                                   (4) a suspension of trading in futures or options contracts on the S&P MidCap Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the S&P MidCap Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the S&P MidCap Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange.............     "Relevant Exchange" means the primary U.S.
                                   organized exchange or market of trading for any security then included in the S&P MidCap
                                   Index or any Successor Index.

Alternate Exchange
Calculation in Case of an
Event of Default .............     In case an event of default with respect to
                                   the BRIDGES shall have occurred and be
                                   continuing, the amount declared due and
                                   payable for each BRIDGES upon any
                                   acceleration of the BRIDGES will be equal to $10 plus the Supplemental Redemption Amount, if any, determined as though the Index
                                   Closing Value for any Determination Date scheduled to occur on or after such date of acceleration were the Index Closing Value on the date of acceleration.

Calculation Agent.............     MS & Co.

                                   All determinations made by the Calculation
                                   Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                   All calculations with respect to the Final
                                   Average Index Value and the Supplemental
                                   Amount, if any, will be rounded to the
                                   nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per BRIDGES will be rounded to the nearest ten-thousandth, with five one hundred- thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of BRIDGES will be rounded to the nearest cent, with one-half cent rounded upward.

                                   Because the Calculation Agent is our
                                   affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the BRIDGES, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value, the Initial Index Value, the Final Average Index Value, the S&P MidCap Index

                                   Percent Change, the Supplemental Redemption
                                   Amount or whether a Market Disruption Event has occurred. See "--Discontinuance of the S&P MidCap Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The S&P MidCap Index...........    We have derived all information contained in
                                   this pricing supplement regarding the S&P
                                   MidCap Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The S&P MidCap Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

                                   The S&P MidCap Index is published by S&P and is intended to provide a benchmark for performance measurement of the medium capitalization segment of the U.S. equity markets. It tracks the stock price movement of 400 companies with mid-sized market capitalizations, primarily ranging from $1 billion to $5 billion. The calculation of the value of the S&P MidCap Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 400 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 400 similar companies during the base period of December 31, 1990. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. S&P chooses companies for inclusion in the S&P MidCap 400 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P MidCap Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely- held and the Market Value and trading activity of the common stock of that company.

                                   The S&P MidCap Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 400 Component Stocks relative to the S&P MidCap Index's base period of December 31, 1990 (the "Base Period"). An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                                   The actual total Market Value of the
                                   Component Stocks during the Base Period has been set equal to an indexed value of 100. This is often indicated by the notation December 31, 1990=100. In practice, the daily calculation of the S&P MidCap Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P MidCap Index, it is the only link to the original base period value of the Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the S&P MidCap Index ("Index Maintenance"). Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

                                   To prevent the value of the Index from
                                   changing due to corporate actions, all
                                   corporate actions which affect the total
                                   Market Value of the Index require an Index
                                   Divisor adjustment. By adjusting the Index
                                   Divisor for the change in total Market
                                   Value, the value of the S&P MidCap Index remains constant. This helps maintain the value of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P MidCap 400 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

                                   The table below summarizes the types of S&P
                                   MidCap Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

                                                                                                 Divisor
                                         Type of                                                Adjustment
                                    Corporate Action             Adjustment Factor               Required
                                   ------------------    --------------------------------      ----------
                                   Stock split           Shares Outstanding multiplied by          No
                                      (i.e., 2-for-1)    2; Stock Price divided by 2

                                   Share issuance        Shares Outstanding plus newly            Yes
                                      (i.e., change >    issued Shares
                                      5%)

                                   Share repurchase      Shares Outstanding minus                 Yes
                                      (i.e., change >    Repurchased Shares
                                      5%)

                                   Special cash          Share Price minus Special                Yes
                                   dividends             Dividend

                                   Company change        Add new company Market Value             Yes
                                                         minus old company Market Value

                                   Rights offering       Price of parent company minus            Yes

                                                         Price of Rights
                                                         ---------------
                                                         (  Right Ratio )


                                                   PS-12


                                                                                                Divisor
                                       Type of                                                Adjustment
                                   Corporate Action             Adjustment Factor              Required
                                   ------------------    --------------------------------     ----------
                                   Spin-Off              Price of parent company minus            Yes

                                                          Price of Spinoff Co.
                                                         ----------------------
                                                         (Share Exchange Ratio)

                                   Stock splits and stock dividends do not
                                   affect the Index Divisor of the S&P MidCap
                                   Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

                                   Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:

                                   Post-Event Aggregate Market Value
                                   ----------------------------------  = Pre-Event Index Value
                                                 New Divisor


                                                 Post-Event Aggreggate Market Value
                                   New Divisor = ----------------------------------
                                                         Pre-Event Index Value


                                   A large part of the S&P MidCap Index
                                   maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P MidCap Index companies. Four times a year, on a Friday near the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the S&P MidCap Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

Discontinuance of the S&P
  MidCap Index; Alteration
  of Method of Calculation....     If S&P discontinues publication of the S&P
                                   MidCap Index and S&P or another entity
                                   publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued S&P MidCap
                                   Index (such index being referred to herein as a "Successor Index"), then any subsequent
                                   Index Closing Value will be determined by reference to the value of such Successor
                                   Index at the close of trading on the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the Successor Index on the date that any Index
                                   Closing Value is to be determined.

                                   Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to the holders of the BRIDGES within three Trading Days of such selection.

                                   If S&P discontinues publication of the S&P
                                   MidCap Index prior to, and such
                                   discontinuance is continuing on, any
                                   Determination Date and MS & Co., as the
                                   Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for and method of calculating the S&P MidCap Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P MidCap Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P MidCap Index may adversely affect the value of the BRIDGES.

                                   If at any time the method of calculating the S&P MidCap Index or a Successor Index, or the value thereof, is changed in a material respect, or if the S&P MidCap Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the S&P MidCap Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P MidCap Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Average Index Value with reference to the S&P MidCap Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the S&P MidCap Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the S&P MidCap Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information........     The following table sets forth the high and
                                   low Index Closing Values, as well as
                                   end-of-quarter Index Closing Values, of the S&P MidCap Index for each quarter in the period from January 1, 1997 through July 11,
                                   2002. The Index Closing Value on July 11,
                                   2002 was 447.73. We obtained the information in the table below from Bloomberg Financial
                                   Markets, and we believe such information to be accurate.

                                   The historical values of the S&P MidCap
                                   Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the S&P MidCap Index on any Determination Date. The value of the S&P MidCap Index may be lower on the Determination Dates than on the date of this pricing supplement so that you will receive only the principal amount of the BRIDGES at maturity. We cannot give you any assurance that the average value of the S&P MidCap Index on the Determination Dates will be higher than the Initial Index Value so that you will receive a payment in excess of the principal amount of the BRIDGES at maturity.


                                                                             Period
                                                            High      Low      End
                                                           ------   ------   ------
                                   1997:
                                    First Quarter ...      269.05   250.84   250.84
                                    Second Quarter ..      291.45   248.04   286.65
                                    Third Quarter ...      333.02   289.24   331.66
                                    Fourth Quarter ..      339.84   308.39   333.37
                                   1998:
                                    First Quarter ...      369.00   311.57   369.00
                                    Second Quarter ..      380.67   344.93   360.08
                                    Third Quarter ...      358.13   304.32   337.63
                                    Fourth Quarter ..      392.31   275.93   392.31
                                   1999:
                                    First Quarter ...      395.13   353.14   366.10
                                    Second Quarter ..      416.70   362.46   416.70
                                    Third Quarter ...      427.82   380.59   380.59
                                    Fourth Quarter ..      444.67   369.50   444.67
                                   2000:
                                    First Quarter ...      499.69   422.54   499.69
                                    Second Quarter ..      505.59   430.94   481.77
                                    Third Quarter ...      548.60   482.75   538.81
                                    Fourth Quarter ..      534.83   479.89   516.76
                                   2001:
                                    First Quarter ...      529.42   446.75   459.92
                                    Second Quarter ..      547.06   433.70   519.12
                                    Third Quarter ...      516.47   404.34   432.03
                                    Fourth Quarter ..      514.19   424.26   508.28
                                   2002:
                                    First Quarter ...      542.72   485.05   541.10
                                    Second Quarter ..      550.38   479.75   489.52
                                    Third Quarter
                                    (through July 11,
                                    2002)............      478.57   447.26   447.73

Use of Proceeds and Hedging...     The net proceeds we receive from the sale of
                                   the BRIDGES will be used for general
                                   corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the BRIDGES. See also "Use of Proceeds" in the accompanying prospectus.

                                   On or prior to the date of this pricing
                                   supplement, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the BRIDGES by taking positions in the stocks underlying the S&P MidCap Index, in futures or options contracts on the S&P MidCap Index or its component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the BRIDGES. Purchase activity could potentially increase the value of the S&P MidCap Index, and therefore effectively increase the level of the S&P MidCap Index that must prevail on the Determination Dates in order for you to receive at maturity a payment that exceeds the principal amount of the BRIDGES. Although we have no reason to believe that our hedging activity will have a material impact on the value of the S&P MidCap Index, we cannot give any assurance that we will not affect such value as a result of our hedging activities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the BRIDGES, including on the Determination Dates, by purchasing and selling the stocks underlying the S&P MidCap Index, futures or options contracts on the S&P MidCap Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.

Supplemental Information
Concerning Plan of
Distribution..................     Under the terms and subject to conditions
                                   contained in the U.S. distribution agreement
                                   referred to in the prospectus supplement
                                   under "Plan of Distribution," the Agent,
                                   acting as principal for its own account, has
                                   agreed to purchase, and we have agreed to
                                   sell, the principal amount of BRIDGES set
                                   forth on the cover of this pricing
                                   supplement. The Agent proposes initially to
                                   offer the BRIDGES directly to the public at
                                   the public offering price set forth on the
                                   cover page of this pricing supplement;
                                   provided that the price will be $        per
                                   BRIDGES for purchasers of 100,000 or more
                                   BRIDGES in any single transaction, subject
                                   to the holding period requirements described
                                   below. The Agent may allow a concession not
                                   in excess of     % of the principal amount of
                                   the BRIDGES to other dealers. We expect to
                                   deliver the BRIDGES against payment therefor
                                   in New York, New York on        , 2002. After
                                   the initial offering, the Agent may vary the offering price and other selling terms from time to time.

                                   Where an investor purchases 100,000 or more
                                   BRIDGES in a single transaction at the
                                   reduced price, approximately      % of the
                                   BRIDGES purchased by the investor (the
                                   "Delivered BRIDGES") will be delivered on
                                   the Settlement Date. The balance of
                                   approximately      % of the BRIDGES (the
                                   "Escrowed BRIDGES") purchased by the
                                   investor will be held in escrow at MS & Co.
                                   for the benefit of the investor and
                                   delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered BRIDGES have held all of the Delivered BRIDGES for 30 calendar days following the Original Issue Date or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered BRIDGES fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed BRIDGES will be forfeited by the investor and not delivered to it. The Escrowed BRIDGES will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per BRIDGES for such investors to 100% of the principal amount of the BRIDGES. Should investors who are subject to the holding period requirement sell their BRIDGES once the holding period is no longer applicable, the market price of the BRIDGES may be adversely affected. See also "Plan of Distribution" in the accompanying prospectus supplement.

                                   In order to facilitate the offering of the BRIDGES, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the BRIDGES. Specifically, the Agent may sell more BRIDGES than it is obligated to purchase in connection with the offering, creating a naked short position in the BRIDGES for its own account. The Agent must close out any naked short position by purchasing the BRIDGES in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the BRIDGES in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, BRIDGES in the open market to stabilize the price of the BRIDGES. Any of these activities may raise or maintain the market price of the BRIDGES above independent market levels or prevent or retard a decline in the market price of the BRIDGES. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

License Agreement between
Standard & Poor's Corporation
and Morgan Stanley............     S&P and Morgan Stanley have entered into a
                                   non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P MidCap Index, which is owned and published by S&P, in connection with securities, including the BRIDGES.

                                   The license agreement between S&P and Morgan
                                   Stanley provides that the following language must be set forth in this pricing supplement:

                                   The BRIDGES are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the BRIDGES or any member of the public regarding the advisability of investing in securities generally or in the BRIDGES particularly or the ability of the S&P MidCap 400 Index to track general stock market performance. S&P's only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P MidCap 400 Index, which is determined, composed and calculated by S&P without regard to us or the BRIDGES. S&P has no obligation to take our needs or the needs of holders of the BRIDGES into consideration in determining, composing or calculating the S&P MidCap 400 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the BRIDGES to be issued or in the determination or calculation of the equation by which the BRIDGES are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the BRIDGES.

                                   S&P DOES NOT GUARANTEE THE ACCURACY AND/OR
                                   THE COMPLETENESS OF THE S&P MIDCAP 400 INDEX
                                   OR ANY DATA INCLUDED THEREIN. S&P MAKES NO
                                   WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS
                                   TO BE OBTAINED BY MORGAN STANLEY, HOLDERS OF
                                   THE BRIDGES, OR ANY OTHER PERSON OR ENTITY
                                   FROM THE USE OF THE S&P MIDCAP 400 INDEX OR
                                   ANY DATA INCLUDED THEREIN IN CONNECTION WITH
                                   THE RIGHTS LICENSED UNDER THE LICENSE
                                   AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER
                                   USE. S&P MAKES NO EXPRESS OR IMPLIED
                                   WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS
                                   ALL WARRANTIES OF MERCHANTABILITY OR FITNESS
                                   FOR A PARTICULAR PURPOSE OR USE WITH RESPECT
                                   TO THE S&P MIDCAP 400 INDEX OR ANY DATA
                                   INCLUDED THEREIN. WITHOUT LIMITING ANY OF
                                   THE FOREGOING, IN NO EVENT SHALL S&P HAVE
                                   ANY LIABILITY FOR ANY SPECIAL, PUNITIVE,
                                   INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING
                                   LOST PROFITS), EVEN IF NOTIFIED OF THE
                                   POSSIBILITY OF SUCH DAMAGES.

                                   "Standard & Poor's(R)," "S&P(R)," "S&P
                                   400(R)," "Standard & Poor's MidCap 400
                                   Index" and "S&P MidCap 400 Index" are
                                   trademarks of The McGraw-Hill Companies,
                                   Inc. and have been licensed for use by
                                   Morgan Stanley.

ERISA Matters for Pension
Plans and Insurance
Companies.....................     Each fiduciary of a pension, profit-sharing
                                   or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the BRIDGES. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                   In addition, we and certain of our
                                   subsidiaries and affiliates, including MS &
                                   Co. and Morgan Stanley DW Inc. (formerly
                                   Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Unless an exemption applies, prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the BRIDGES are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider.

                                   We have obtained from the Department of
                                   Labor an exemption from the prohibited
                                   transaction rules that will in most cases cover the purchase and holding of BRIDGES by a Plan for whom we or one of our affiliates is a service provider. In order for this exemption to apply, the decision to invest in the BRIDGES must be made by a Plan fiduciary, or a Plan participant (in the case of Plans that provide for participant-directed investments), who is independent from us and from our affiliates. At the time of a Plan's acquisition of any BRIDGES, no more than 15% of the Plan's assets should be invested in BRIDGES.

                                   The exemption described above was issued by the Department of Labor pursuant to its "Expedited Exemption Procedure" under Prohibited Transaction Class Exemption 96-62. Copies of both the proposed and final exemption are available from us upon request. Purchasers of the BRIDGES have exclusive responsibility for ensuring that their purchase and holding of the BRIDGES do not violate the prohibited transaction or other rules of ERISA or the Code.

United States Federal Income
Taxation......................     The BRIDGES will be treated as "contingent
                                   payment debt instruments" for U.S. federal
                                   income tax purposes. Investors should refer
                                   to the discussion under "United States
                                   Federal Taxation--Notes--Notes Linked to
                                   Commodity Prices, Single Securities, Baskets
                                   of Securities or Indices" in the
                                   accompanying prospectus supplement for a
                                   description of the U.S. federal income tax
                                   consequences of ownership and disposition of
                                   the BRIDGES. In connection with the
                                   discussion thereunder, we have determined
                                   that the "comparable yield" is an annual
                                   rate of      % compounded annually. Based on
                                   our determination of the comparable yield,
                                   the "projected payment schedule" for a
                                   BRIDGES (assuming a principal amount of
                                   $10) consists of a projected amount equal
                                   to $          due at maturity.

                                   The following table states the amount of interest that will be deemed to have accrued with respect to a BRIDGES during each accrual period, based upon our determination of the comparable yield and the projected payment schedule:

                                                                                      TOTAL
                                                                                    INTEREST
                                                                                    DEEMED TO
                                                                   INTEREST       HAVE ACCRUED
                                                                  DEEMED TO       FROM ORIGINAL
                                                                    ACCRUE       ISSUE DATE (PER
                                                                    DURING        BRIDGES) AS OF
                                                                   ACCRUAL            END OF
                                                                 PERIOD (PER          ACCRUAL
                                       ACCRUAL PERIOD             BRIDGES)            PERIOD
                                   ---------------------------   -----------     ---------------

                                   Original Issue Date through
                                      December 31, 2002
                                   January 1, 2003 through
                                      December 31, 2003
                                   January 1, 2004 through
                                      December 31, 2004
                                   January 1, 2005 through
                                      December 31, 2005
                                   January 1, 2006 through
                                      December 31, 2006
                                   January 1, 2007 through
                                      December 31, 2007
                                   January 1, 2008 through
                                      December 31, 2008



                                     PS-19


                                                                                      TOTAL
                                                                                    INTEREST
                                                                                    DEEMED TO
                                                                   INTEREST       HAVE ACCRUED
                                                                  DEEMED TO       FROM ORIGINAL
                                                                    ACCRUE       ISSUE DATE (PER
                                                                    DURING        BRIDGES) AS OF
                                                                   ACCRUAL            END OF
                                                                 PERIOD (PER          ACCRUAL
                                       ACCRUAL PERIOD             BRIDGES)            PERIOD
                                   ---------------------------   -----------     ---------------

                                   January 1, 2009 through
                                      July 30, 2009...........

                                   The comparable yield and the projected
                                   payment schedule are not provided for any purpose other than the determination of U.S. Holders' interest accruals and adjustments in respect of the BRIDGES, and we make no representation regarding the actual amounts of payments on a BRIDGES.








































                                     PS-20